Exhibit 14.1

Allos

THERAPEUTICS, INC.

Code of Business Conduct and Ethics

A Message from Our President and CEO

Dear Colleagues,

At Allos Therapeutics, we are committed to developing and commercializing innovative small molecule drugs that enhance and extend patients’ lives.  We take great pride in our mission and how we go about meeting that mission every day.

The Board of Directors has approved this Code of Business Conduct and Ethics (“The Code”) as our guide to ethical standards of business conduct and decision-making.  Its purpose is to establish the basic principles that determine our conduct with co-workers, competitors, business partners, customers, vendors and all others the Company engages for business purposes.  The Code requires that at all times (i) we conduct Allos business with integrity, and (ii) we avoid conflicts of interest in personal and professional relationships.  It also requires that employees treat others with dignity and respect.  Each director, officer and employee is required to act in accordance with The Code at all times when conducting Allos business.

No code of conduct can cover every situation.  Compliance with the literal words of The Code may not always be sufficient to ensure compliance with its spirit.  Therefore, the guidance expressed in The Code should be considered the minimum standards; employees should consult other resources for a more in-depth understanding of the standards set forth in The Code.  If there are any questions whether certain conduct could give rise to a conflict of interest or raise other issues under The Code, please contact the Company through any of the means set forth in The Code.

The distribution of The Code is not an end in itself, but a part of Allos’ ongoing commitment to ensuring ethical conduct.  As you read The Code, remember that integrity and ethical conduct, even when not legally mandated, represents good business practices.  Likewise, it is the responsibility of each director, officer and employee to apply common sense, together with his or her own highest personal integrity, in making business decisions where there is no stated guideline in The Code. The Board, along with our entire senior management team, is confident that your strong commitment to Allos will enable us to achieve our mission.

Thanks for all you do for Allos, our shareholders and the patients we serve!

Paul L. Berns

President and CEO

Table of Contents

Overview	1
Compliance and Reporting Policy	3
Non-Retaliation Policy	4
Company Commitment	4
Respect for All	5
Equal Opportunity and Nondiscrimination	5
Harassment	5
Substance Abuse	5
Violence	6
Giving and Accepting of Gifts among Employees	6
Privacy of Employee Information	6
Compliance with Laws and Regulations	6
Government Inquiries and Investigations	7
Insider Trading	7
Healthcare Laws	8
Foreign Corrupt Practices Act	9
Record Keeping and Reporting	9
Document Retention	10
Improper Influence on Conduct of Audits	10
Avoidance of Conflicts of Interest	11
Gifts and Entertainment	11
Doing Business with Family and Friends	12
Outside Employment and Other Outside Activities	12
Corporate Opportunities	12
Protecting Company Assets	12
Protecting Physical Assets	12
Protection of Information Technology Systems and Equipment	13
Protecting Intellectual Property	14
Protecting Proprietary Information	14
Our Vendors, Consultants and Other Business Partners	15
Fair Dealing & Competition	15
Documentation of Expenditures	16
Vendor Selection	16
Third-Party Information	16
Allos’ Role in the Community	17
Contacts with the Media and Investment Community	17
Personal Public Statements and Publications	17
Personal Community Activities	17
Personal Political Activities	17
Environmental	18
Employee Penalties for Violations	18
Certification	20

Overview

What is The Code?

The Allos Therapeutics, Inc. Code of Conduct and Business Ethics (“The Code”) is Allos’ statement of ethical and compliance principles that guide the company’s operations.  The Code establishes Allos’ expectations that all directors, officers and employees of the company will act in accordance with applicable laws, regulations and company policies.  The Code sets forth Allos’ basic principles, values and framework for action within the company and provides direction for conducting business consistent with Allos’ values, legal obligations, and policies.  It sets the standard for behavior we must meet or exceed every day.

Why are The Code, and compliance and ethics, important to the company?

The Code summarizes the key laws, regulations and company policies that apply cross-functionally to all employees. There are many benefits from having employees follow The Code, including:

•                  enhancing employee confidence in decision-making,

•                  increasing employee awareness of when to seek help,

•                  supporting Allos’ values, and

•                  enhancing external relationships with customers, business partners, regulators, and others, and avoiding the costs and other consequences of noncompliance (for the company and individual employees).

To whom does The Code apply?

The standards set forth in The Code apply to all Allos employees.  The Code also applies to members of the Allos board of directors when carrying out their duties as directors. Expectations of external parties are established by contract. Employees of third party vendors are encouraged to learn about The Code and their own codes of conduct, and to take any required training.

What are your obligations regarding The Code?

All directors, officers and employees are required to read The Code and certify that you have read and understand it and agree to follow the requirements it outlines. You must also complete The Code training by the due date.

As Allos employees, we are in the best position to enhance the company’s reputation in the community and to make Allos a better place to work.  The Code therefore requires all employees to:

•                  know, understand, and follow all laws, regulations and company policies applicable to your job function,

•                  exert due diligence to prevent violations of such laws, regulations and company policies,

•                  complete required training by the established due dates,

•                  continually exercise good judgment as you carry out your responsibilities, and

•                  seek appropriate help when you are not sure what to do.

In addition to their responsibilities as employees, all Allos managers must lead by example and set a tone that establishes and fosters a culture of compliance.  The Code therefore requires all managers to:

•                  be familiar with (or take appropriate steps to become familiar with) the laws, regulations and company policies applicable to the activities you manage,

•                  ensure that your direct reports have appropriate training on compliance issues to perform their job functions,

•                  supervise your direct reports with respect to compliance requirements and activities,

•                  make yourself available to employees who have compliance questions or wish to report possible misconduct, and

•                  assist in enforcing The Code through appropriate disciplinary measures.

What if you become aware of an actual or potential violation of The Code or a law, regulation or company policy?

You are required to report to the company any known or suspected violations of the The Code or any laws, regulations or company policies applicable to Allos’ business.  You must also report any requests to do something that might be a violation. You are further encouraged to report ethical concerns or issues that do not relate directly to a law, regulation or company policy. The Compliance and Reporting section below outlines how you can submit reports, raise concerns, or ask questions.

Why is it important to make a report?

The company needs to know about concerns you have so that potential compliance or ethical issues may be investigated and addressed quickly and appropriately.  When you make a report, you help yourself, your peers, and the company. It is often appropriate to address an issue by speaking directly to the individual with whom there is an issue, or by speaking to your supervisor or department head; yet sometimes you are not in a position to do that. Unless you do speak up, however, the company may not have the chance to investigate and address the situation. If you are not sure where to make a report or are not comfortable taking your concern anywhere else, make a report to the Compliance and Ethics Hotline. If you are not sure about the right thing to do and need advice, please seek help promptly from a human resources representative or a company attorney.  The key is to speak up and bring concerns out into the open. Timely reporting may prevent harm, or help to resolve problems quickly before any harm worsens.

What happens when you make a report?

When you make a report, Allos will investigate the matter and take corrective action when necessary. Corrective actions may include revision of a policy or procedure; clarification of training; and/or disciplinary action against an employee.  Allos does not tolerate retaliation against any employee for making a good faith complaint or report of a potential violation or for bringing inappropriate conduct to the company’s attention. Supervisors must take appropriate measures to prevent retaliation in their areas of responsibility.

What are the costs of disregarding The Code and policy responsibilities?

There are many potential costs, both to the company and to individuals, and the impact could be significant. Noncompliance may result in serious safety consequences, including personal injury to customers, coworkers, or members of the community. Noncompliance may also result in serious legal consequences for the company, including regulatory action, court action, fines, delay of product approvals, rejection of clinical trial results, seizure or recall of our products, or shutdown of our facilities. In extreme situations, the company could even suffer criminal consequences or be prohibited from selling products to government programs. All of these would adversely impact the Allos brand by damaging the company’s reputation and the public’s trust in Allos. Disciplinary action, up to and including termination of employment, may be taken against any employee who violates The Code or any law, regulation or company policy applicable to Allos’ business.  See also the section of The Code regarding Employee Penalties for Violations.

How do you make an ethical decision when you are unsure what to do?

In some situations, it is not easy to know the right action to take. It is important that you have a way of evaluating these situations. If you are unsure what to do, please use the following questions to test possible actions:

•                  If I do what I am considering, what are the possible consequences?

•                  Would I be embarrassed if my colleagues or my family knew that I was the person responsible for the action?

•                  Do I know what company policies apply and their requirements?

•                  Do I know for certain that my proposed actions are legal, and consistent with the letter as well as the spirit of the law?

•                  Does the action align with our values and brand?

•                  Would the action promote the best interests of patients, shareholders, and fellow employees? What about other customers?

•                  If I were to make a commitment personally or on behalf of the company, am I sure I can keep it? Am I prepared to measure progress, and follow up to report progress, completion, or obstacles?

If you are still unsure about what to do, seek guidance before you take action. Contact your supervisor, a human resources representative, or a company attorney. Business results are never more important than exercising good judgment and making correct choices. If something seems inappropriate, it probably is.

Compliance and Reporting Policy

A culture of compliance is best achieved in an environment that promotes open communication, including open and candid discussion of concerns about compliance with applicable laws, regulations and company policies. All managers are responsible for creating and maintaining a work environment that encourages asking questions about legal and regulatory compliance and the reporting of concerns regarding business conduct.

It is Allos’ policy to provide an effective process for employees to express concerns or report potential violations in good faith regarding Allos’ business conduct without retaliation or intimidation, in accordance with applicable laws and regulations, and to encourage the reporting of any such concerns. This policy sets forth information and resources for Allos employees to ask questions and report concerns regarding legal and regulatory compliance.

Asking Questions and Reporting Potential Violations

Issues can be most effectively resolved—and harm most quickly prevented or minimized—when employees understand their compliance obligations and the company is made aware of known or suspected violations of applicable law, regulation or company policy.

Employees are encouraged to ask questions about Allos’ compliance policies, procedures and practices and are expected to do so (i.e., ask questions) if they are unsure as to whether an action, activity or decision is consistent with law, regulation or company policy.

If an employee becomes aware of any known or suspected violations of the The Code or any law, regulation or company policy applicable to Allos’ business, you are required to report the matter promptly using any one of the means provided below.

You may ask questions, submit reports of potential violations or raise concerns in any of the following ways:

•                  Contact your supervisor if you are comfortable approaching him or her about any potential violation, question or concern. If the person whose behavior is an issue is your supervisor or is in your line management, you may choose to raise the issue with that individual directly; however, if you feel that he or she does not resolve your concern to your satisfaction, or if you are not comfortable discussing the situation with him or her directly, you must submit a report through another approved reporting channel (such as a human resources representative, a company attorney, or the Compliance and Ethics Hotline).

•                  Contact a human resources representative or company attorney.

•                  Contact the Compliance Officer by telephone at 720-540-5216, by fax at 720-542-5959, or by email at compliance@allos.com.

•                  Contact the Compliance and Ethics Hotline at 800-461-9330 or www.mysafeworkplace.com.  The hotline is staffed by an independent firm and is available 24 hours a day, 7 days a week. You may report anonymously if you choose. If you do choose to remain anonymous, it is not ethical and not possible for the company to determine your identity from the independent firm. You may instead choose to provide your name but request that your name be kept confidential by Allos; your identity will be protected to the extent this is possible consistent with the company’s interests and legal obligations.

•                  Complaints regarding accounting, internal accounting controls, or auditing matters should always be reporting directly to the Compliance Officer or Compliance and Ethics Hotline in accordance with the company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters.

Non-Retaliation Policy

In accordance with applicable laws and regulations, Allos prohibits any form of retaliation or intimidation against an Allos employee for reporting a compliance concern in good faith or for good-faith participation in any investigation or other proceeding related to such a report, even if Allos ultimately concludes that there was no violation. This includes reports made through the Compliance and Ethics Hotline, or those made through any other appropriate means.

Allos employees who engage in retaliation or intimidation in violation of this Policy will be subject to disciplinary action, up to and including termination, to the extent permitted by local laws. Any person who retaliates against another person for reporting actual or potential violations of law or regulation also may be subject to criminal and civil liability under U.S. federal and state laws and the laws of other countries.

Company Commitment

Allos is committed to conducting its business consistent with all applicable laws and regulations and the highest standards of business integrity.  Allos and its directors, officers and employees will act responsibly in its relationships and business dealings with all healthcare professionals, patients, hospitals, academic institutions, governments, regulatory entities, partners, customers, suppliers and vendors.  To keep this promise, the Company will:

•                  follow all antitrust and competition laws;

•                  market products honestly, in accordance with laws and regulations;

•                  gather business intelligence properly;

•                  comply and respect our regulatory requirements;

•                  ensure patient privacy by keeping medical information confidential; and

•                  follow customs and anti-boycott laws.

We will not:

•                  make illegal payments to government officials; or

•                  offer or accept questionable gifts or entertainment.

Respect for All

It is Allos’ policy to provide employees with a healthy, safe and productive environment in which to work.  This environment extends beyond the physical surroundings and includes how employees treat one another.  Employees must (i) recognize the importance of mutual respect when dealing with our fellow Allos employees, and (ii) always deal fairly with our co-workers and never take unfair advantage of them.

Equal Opportunity and Nondiscrimination

Allos is committed to attracting, developing and retaining talented employees capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value.

Allos will make all employment-related decisions without regard to a person’s race, color, religion, sex, national or ethnic origin, age, handicap, disability, sexual orientation or any other status protected under federal or state law.  “Employment-related decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

Employees are expected to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department, or alternatively to the Hotline.  If there is a concern regarding conduct believed to be discriminatory, employees are encouraged to make any such reports use any of the means set forth under the heading “Compliance and Reporting Policy.”

Policies and Procedures: Employee Handbook — Equal Employment Opportunity

Harassment

Allos strives to provide a work environment that is pleasant, professional and respects the dignity and worth of each individual.  As a result, Allos is committed to a workplace that is free from all forms of harassment.  Harassment is any form of verbal or physical conduct toward another person or group that creates an intimidating, hostile or offensive work environment, or unreasonably interferes with an individual’s work performance.  Harassment may include unwelcome and offensive words, jokes, innuendos, cartoons, pictures or photographs, among other conduct.  Sexual harassment involves unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

Each employee deserves to work in an environment full of mutual respectful and professional conduct.  Allos will not engage in or tolerate any form of harassment, and each employee will exercise good judgment to avoid engaging in conduct that reasonably and in good faith may be perceived by others as harassment.  Employees are encouraged to report incidents of harassment to Human Resources, and managers are required to do so.

Policies and Procedures: Employee Handbook — Anti-Harassment Policy

Substance Abuse

Our high performance culture also requires a drug-free workplace.  It is essential that all employees be alert and in full possession of their faculties while on Company premises or conducting Company business.  Allos employees will not purchase, use, possess, sell, distribute, or be under the influence of illegal drugs, including misused prescription drugs, while on Company premises or conducting Company business.  Also, employees will not purchase, consume, possess, sell or distribute alcohol while on Company premises or conducting Company business, except for moderate and responsible consumption while attending an Allos sponsored event or while attending a business-related function.  Where consumption of alcohol is permissible, we will not consume it to the point of being under the influence.

Policies and Procedures: Employee Handbook — Drug and Alcohol-Free Workplace Policy

Violence

Allos will not tolerate violence of any kind in the workplace.  This includes all acts or threats of violence, inappropriate aggression, harassment or intimidation in any form, including verbal, written or physical, or any conduct that may be construed as a racial, sexual, ethnic or religious slur.  Any person who has been threatened with or subjected to acts or threats of violence by a fellow employee, by a non-employee on Allos property, or by anyone with whom the employee is in contact as a result of his or her position with Allos should report the incident to his or her manager or Human Resources.  Similarly, Allos employees will not participate in any activity that advocates or is designed to incite violence.

Policies and Procedures: Employee Handbook — Workplace Violence Prevention Policy

Giving and Accepting of Gifts among Employees

Personal friendships with our co-workers are part of a healthy organization.  In some circumstances, though, giving or receiving gifts within Allos may give rise to perceived obligations that may be inappropriate or may result in conflicts.  Voluntary gifts or donations of a reasonable value in recognition of special occasions or circumstances, such as births, marriage, illness, retirement, birthdays and holidays, generally are not a problem.

Even for such special occasions, however, managers may not ask employees within their chain of supervision for donations or contributions for a gift.  Managers also may not grant favors to, or request favors from, such employees if the requests are not directly related to the working relationship.

Privacy of Employee Information

Allos recognizes and protects the privacy and confidentiality of employee medical and personnel records.  Employees who work with private personal information must treat it like proprietary Company information, and use it only for legitimate business purposes, safeguard its confidentiality, and take steps to restrict access only to authorized people or governmental agencies.  Such records must not be shared or discussed inside or outside Allos, except as authorized by the employee, as required by law or appropriate legal process, or in connection with appropriate business use.  Requests for such records from anyone outside Allos under any other circumstances must be approved by Human Resources.

Compliance with Laws and Regulations

Laws and regulations are ever-present in the healthcare industry, affecting virtually every area of the Company’s business.  Regardless of your position with Allos, there are legal, regulatory and ethical standards that must be understood and upheld.  The Company’s success depends on each employee knowing and adhering to the legal and regulatory requirements that affect his or her job.

Compliance with laws and regulations is at the heart of The Code.  But legal compliance is just the starting point.  Meeting our legal obligations lays a solid foundation for the highest ethical standards, including our insistence on absolute integrity in everything that we do.

Government Inquiries and Investigations

Allos will cooperate fully with all governmental agencies in the proper performance of their authorized business.  Employees must promptly notify their manager and the Legal Department of any government investigation or inquiries from government agencies.

Employees must not obstruct the collection of information, data or records.  The Company provides information to the government to which it is entitled to during an inspection or investigation, or pursuant to a request for information.  Employees must not lie to government investigators or make misleading statements.  Employees must not attempt to cause another employee to fail to provide accurate information to government investigators.

Insider Trading

The U.S. securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of “material non-public information” concerning that company.  These laws also prohibit persons who are aware of such material nonpublic information from disclosing, or “tipping,” this information to others who may trade.

•                  Material information is any information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell Allos securities, or the securities of another company.  Any information that could reasonably be expected to affect the price of a security is material.  Examples of the types of information that might be considered “material” include financial results, product sales projections, changes in earnings, product development news, clinical trial results, U.S. Food and Drug Administration (“FDA”) or other regulatory agency deliberations and action, significant business agreements, senior management changes, and corporate mergers and acquisitions. Both positive and negative information can be material.  Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

•                  Nonpublic information is information that is not generally known or available to the public.  One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information.  In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by press release or any filing with the U.S. Securities and Exchange Commission (the “SEC”)) and the investing public has had time to absorb the information fully.  As a general rule, information is considered nonpublic until the second full trading day after the information is released.  For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time that you can buy or sell Allos securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time).  However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Allos securities is the opening of the market on Friday.

It is important that each employee understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe.  Both the SEC and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading.  The SEC, together with U.S. Attorneys, pursues insider trading violations vigorously.  Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Violations of the securities laws are very serious, and can expose you to civil liability, penalties and criminal sanctions.

The Allos Board of Directors has adopted an Insider Trading Policy designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.  It is your obligation to understand and comply with the Insider Trading Policy.  Failure to comply with this policy may subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with the policy results in a violation of law.  If there are any questions about the Insider Trading Policy, or if it is unclear whether the purchase or sale of securities would violate the policy, please contact the Legal Department.

Policies and Procedures: Insider Trading Policy; Addendum to Insider Trading Policy

Healthcare Laws

To the extent that Allos has an approved product, Allos will be subjected to various federal and state healthcare statutes, regulations and guidance.  Allos is committed to full healthcare law compliance in the United States as well as internationally.

In the United States, healthcare law compliance seeks to:

•                  reduce fraud and abuse in federal healthcare programs (Medicare and Medicaid);

•                  eliminate the improper influence of financial incentives on medical judgment;

•                  protect patients and improve the quality of healthcare services;

•                  reduce the cost of healthcare; and

•                  ensure the proper use of taxpayer money.

All Allos employees must comply with all laws relating to the conduct of business in the pharmaceutical industry.  The following sections briefly describe some of our healthcare regulatory obligations in the industry.  For a more in-depth understanding of the various statues, and regulations, see the Introduction to the company’s Compliance and Ethics Manual.

Policies and Procedures: Compliance & Ethics Manual

Fraud and Abuse Statutes

Healthcare fraud and abuse laws prohibit undue influence in the prescription of products and the promotion of off-label products.  To that end, Allos employees must never give, offer, or promise anything of value to anyone in order to improperly influence that person or institution regarding the prescribing, registering, recommending, dispensing, promoting, purchasing, placing on a formulary, reimbursement or facilitating of access to approved Allos products.  Such behavior may implicate or violate the various healthcare state and federal fraud and abuse statutes.

Patient Privacy

During the regular course of business, Allos employees may have the opportunity to view a person’s medical records or other personal medical information.  This information is entrusted to Allos with the understanding that it will be kept confidential.  Employees must guard the confidentiality of all medical information in their possession.  In fact, the disclosure of confidential medical information is strictly prohibited by law in most countries.

Regulatory Compliance

Allos operates in a highly regulated environment.  The agencies that regulate its business include the FDA, the U.S. Federal Trade Commission (FTC) and many other federal, state and local agencies.  All Allos employees must comply with the regulatory requirements of these agencies to the extent applicable to Allos’ activities.  Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings, and requesting information.  Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a manager or the Compliance Officer and otherwise to comply with the policies set forth in the company’s Compliance and Ethics Manual.

Research and development in the pharmaceutical field is subject to many legal and regulatory standards, including certain standards relating to ethical conduct of scientific and medical research.  The Company requires all of its employees to comply with these standards and regulations.

Product Experience

If and when Allos’ products are approved for marketing, Allos intends to keep medical professionals fully informed of the uses, safety, contraindications and side effects of its products and, where appropriate, their operational requirements and characteristics.  The Company expects to provide this information using:

•                  package inserts;

•                  mailings to physicians and other healthcare professionals;

•                  educational and/or promotional materials; and

•                  presentations by Company representatives.

The Company will provide this information consistent with the worldwide body of scientific knowledge pertaining to the relevant products and in compliance with all applicable requirements of good medical practice and government regulation.

Foreign Corrupt Practices Act

Allos does business with integrity, and that holds true when dealing with governments, both at home and overseas. The Company may win government approvals based solely on the quality of our products, and not on improper attempts to influence government officials. The fact that in some countries anti-bribery laws are poorly enforced or that bribes are expected and customary does not justify noncompliance.

Anti-corruption regulations apply to all our operations around the globe, and each employee must adhere to those laws. It is illegal and against our policy to offer to government officials anything of value, including gifts, favors, entertainment, to facilitate business, including government approvals of our products. “Government officials” include federal, state or local government employees, political candidates or even employees of businesses that are owned by the government. Remember also that Allos cannot hire third parties to do something the Company may not do directly; our agents and consultants are held to the same rules that we are.

Minor payments to government officials to expedite the performance of routine governmental actions, such as the processing of paperwork or granting of a permit, are not prohibited under the Foreign Corrupt Practices Act. However, it can be hard to tell when a facilitating payment crosses the line and becomes a bribe. For your protection and Allos’, always seek pre-approval from the Legal Department before offering a facilitating payment.

Consequences for violating anti-corruption regulations are severe, including fines and prison terms for the individuals involved and fines for the Company.

Record Keeping and Reporting

Allos understands the importance of truthful and accurate records to the Company’s reputation and the integrity of the markets in which we do business.  The Company’s business and accounting records, public disclosures, and reports and filings prepared for submission to a government agency must be truthful, accurate, fair and understandable given their intended use.

Each employee is expected to comply with and be appropriately knowledgeable about the Company’s accounting policies and procedures. The Company’s accounting records must accurately and fairly reflect the underlying transactions and each of us must ensure that the reporting of business information within our control is accurate, honest, timely and representative of the facts.  It is each employee’s responsibility to ensure that all transactions are properly recorded, and are authorized by the appropriate individual(s) within the Company.  Allos will not intentionally falsify or render misleading any book, record or account that reflects Company transactions or dispositions of Company assets.  If an employee prepares reports or records based on information provided by others, it is the duty of that employee and others to exercise reasonable care to be sure that those reports or records do not contain misrepresentations or misleading information.

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in its reports and other filings with the SEC and its other communications with the public. To this end, to the extent an employee becomes aware of proposed or actual disclosure that is misleading or incorrect, that employee must inform management of the error. In addition, the Company will maintain books and records that accurately and fairly reflect the Company’s transactions and maintain a system of internal controls that provide reasonable assurances that material information about the Company is made known to management.  It is each employee’s responsibility for maintaining effective internal controls, while it is the Company’s our responsibility to upgrade these controls as circumstances dictate. The Company’s financial statements will comply with generally accepted accounting principles at all times.

Any employee who believes the Company’s books and records are not in accord with these requirements should immediately report the matter to the Compliance Officer or a member of senior management.

Document Retention

All Company records (as defined below) must be maintained stored, and when appropriate, destroyed in accordance with the Company’s Document Retention Policy which adheres to various legal parameters.  Each employee is expected to be familiar with the specific requirements of our position as well as applicable Company policies and procedures.

In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once we have become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. When in doubt regarding retention of any record, employees must not discard or alter the record in question and should seek guidance from our manager or the Legal Department.

As defined further in the Document Retention Policy, Company records include paper documents, handwritten notes, voicemail, e-mail, audio or video media, computer files on disk, servers or tape and any other medium that contains information about the Company or its business activities.

Policies and Procedures: Document Retention Policy

Improper Influence on Conduct of Audits

In accordance with legal and regulatory requirements, independent auditors periodically audit the Company’s financial statements.  Allos will not take any direct or indirect action to coerce, manipulate, mislead or fraudulently influence any independent or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements for the purpose of rendering those financial statements materially misleading, nor will we direct any other person to do so.  The same restrictions apply to the audit and examination activities of regulators and internal auditors.

Allos will cooperate fully, promptly and truthfully in any audit of the Company’s financial statements.  This obligation includes, among other things, responding to requests for information, participating in interviews, and disclosing information relating to the subject matter of the audit.

Avoidance of Conflicts of Interest

Allos employees have an obligation to act in the best interests of the Company.  Therefore, all employees must be free from actual or potential conflicts of interest when dealing with other persons or business entities on behalf of Allos.  A conflict of interest arises whenever an employee permits the prospect of direct or indirect personal gain to improperly influence the manner in which he or she conducts the Company’s business.  Even the appearance of a conflict can damage your reputation and that of the Company.  While employees want to be free to make personal investments and enjoy social and business relations, employees must not have any personal interests that conflict with those of Allos, or that might influence or appear to influence our judgment or actions in performing our duties.

If an employee has any questions about a potential conflict of interest, or if an employee becomes aware of an actual or potential conflict of interest, and the employee is not an officer or director of Allos, that employee has a duty to act by notifying his/her manager, who will consult with the Compliance Officer and determine whether the employee may proceed.  If the manager is involved in the potential or actual conflict, employees should discuss the matter directly with the Compliance Officer.  Officers and directors may seek authorization for conflicts only from the Audit Committee of the Board.

Situations that can present potential conflicts include:

•                  offering or accepting gifts and entertainment;

•                  doing business with family and friends;

•                  outside employment and other outside activities; and

•                  corporate opportunities.

Gifts and Entertainment

Gifts and entertainment are useful tools for creating goodwill and establishing sound working relationships with suppliers and potential customers. Gifts are never appropriate if they create any kind of obligation, are given with the intent to gain improper advantage with customers or to facilitate approvals from government officials, or create an appearance of bias. Offering or accepting a gift or entertainment under those circumstances is likely to put you and Allos in a difficult situation and should be scrupulously avoided.

The thing to remember is that employees cannot offer, give or receive anything that would compromise, or even appear to compromise, the recipient’s ability to make fair, impartial and balanced business decisions. This applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.”

Gifts include items of value, travel, lodging, goods, services, meals, entertainment, favors or anything offered or given because of a business relationship.  Gifts may be offered or accepted only if they:

•                  are consistent with customary business practices;

•                  are consistent with the Compliance and Ethics Manual;

•                  are not excessive in value;

•                  are not in violation of applicable law or ethical standards; and

•                  will not embarrass Allos or the recipient if publicly disclosed.

It is never appropriate to offer or accept a gift in cash or cash equivalents.  If employees are offered a gift that is inappropriate, you should decline. If an employee is in a situation where refusing a gift would cause embarrassment and hurt to the person offering it, the employee may accept the gift on behalf of Allos and then report it promptly to your supervisor. Employees may however receive or provide a business courtesy of nominal value, which is defined as an amount not to exceed $25, for a (i) lifetime event, including but not limited to, a death, birth or marriage of the employee/vendor or a close family member, or (ii) religious holiday.  It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business.

If you work with government employees or health care providers, you are responsible for knowing the applicable rules and regulations, some of which are described elsewhere in The Code.

Policies and Procedures: Compliance & Ethics Manual

Doing Business with Family and Friends

A conflict of interest can arise if an employee (or your spouse, relative, or close friend) has a personal stake in a company that supplies or seeks to supply goods or services to Allos, is an Allos customer or potential customer, or is an Allos competitor.  These situations call for extra sensitivity to security, confidentiality of information and conflicts of interest.  All employees are required to review with their managers any such situation to assess the nature and extent of any concern and how it can be resolved.  Employees may not use personal influence to induce Allos to do business with a company in which our family or friends have a personal interest.

Employees may not evade the provisions of The Code or of any corporate policy or procedure by asking or allowing another person to do something that The Code, policy or procedure prohibits the employee from doing personally or directly.  For example, the investments of immediate family or household members can result in a conflict of interest no different than if the employee owned the investment himself or herself.  Similarly, a gift to an Allos employee’s spouse can raise the appearance of a conflict.  If you have questions in this area, please consult with your manager or the Compliance Officer.

Outside Employment and Other Outside Activities

Outside employment and other outside activities should never conflict with Allos employment.  A conflict of interest may exist if an individual’s outside business or other interests can affect his or her motivation and/or performance as an Allos employee. A second job or affiliation with an Allos competitor is not allowed.  A second job or affiliation with a customer, supplier or provider of goods or services is discouraged, but may be allowed with proper management approval.  Even when outside employment is allowed, employees are still bound by all confidentiality agreements with the Company.  Determining whether a particular situation would create a conflict of interest may require the analysis of specific factual circumstances and the consideration of many factors.  If there are any questions related to outside employment, participation on outside boards, and other outside activities, please consult with your manager or the Compliance Officer.

Corporate Opportunities

Allos employees are obligated to advance the Company’s legitimate business interests to the best of our abilities.  An employee may not take for himself or herself a corporate opportunity that is discovered in the course of employment with Allos, or that is developed through the use of corporate property, information or position, unless Allos has already been offered the opportunity and informed the employee that it will not pursue the opportunity.

Protecting Company Assets

All employees must have an interest in protecting Allos’ assets and promoting their efficient use.  The following sections discuss, in particular, the protection and use of Allos’ physical property, information technology systems and equipment, intellectual property, and proprietary information.

Protecting Physical Assets

Allos employees have an obligation to safeguard and maintain the Company’s facilities, vehicles, equipment and supplies and to ensure that they are being used for legitimate business purposes.

Employees should exercise care in using all Allos property and bring to the attention of their manager or the Compliance Officer, any waste, misuse, destruction or theft of Allos property, as well as any improper or illegal activity.  Any act by an Allos employee that involves theft, fraud, embezzlement, or misappropriation of any property or funds (whether owned by Allos or someone else) is prohibited and will likely result in immediate termination.

In general, employees may use Allos funds, resources, information technology (“IT”) systems (such as the internet and email), telephones, supplies and other assets only for business-related purposes and in a manner that promotes their efficient use.  Allos corporate policies, however, do permit the occasional, incidental personal use of Allos’ electronic communications systems and limited use of Company property for charitable, community or professional association activities, particularly those with which Allos is associated.

Policies and Procedures: Employee Handbook — Phone Calls, Personal Mail and Visitors

Protection of Information Technology Systems and Equipment

All employees are responsible for protecting Allos’ IT systems and equipment.  Employees may access Allos’ IT systems and equipment in strict compliance with the Company’s Access Control and Remote Access Policies.  These policies contain important standards and procedures designed to protect the Company’s proprietary information and IT systems.  Employees will secure all IT equipment, including personal digital assistants (PDAs), with password-protected access.  Account names, passwords and other user identification are provided confidentially and exclusively to each user of Allos’ IT systems.  Employees will not share these identifiers with anyone and will use our best efforts to ensure their security.  Similarly, employees will not access documents, directories or any other data resource for which employees are not authorized.  If an employee discovers that access to a restricted area or resource is available when it should not be, that employee must notify the IT staff immediately.

Employees will use the Allos IT systems, including email, voice mail and internet systems, in strict compliance with the Company’s Acceptable Use of Information Technology Policy.  All software or media used on Allos’ IT systems will be licensed and installed by the IT Department.  Employees will not modify, remove, disable, copy or reproduce any Allos software or media for personal use or transfer to others.  Employees will not install any software, downloaded or otherwise, without the prior approval of the IT Department.

Allos encourages its employees to use the internet and e-mail systems to make research and communications more effective and efficient.  Employees recognize that the main purpose of these communication systems is to facilitate the Company’s business objectives, and their use must be appropriate and consistent with corporate policies.  All employees have a responsibility to maintain and enhance Allos’ public image and to use all communication systems in a productive manner.  Take the same care when composing email, text and instant messages as you would for a letter on Allos letterhead.  Email, text and instant messages are an easily recoverable record of your communications that can be forwarded widely without your knowledge.  Using the Company’s email or network to send or access discriminatory, offensive, defamatory or pornographic messages or materials at any time is a violation of The Code and our Acceptable Use of Information Technology Policy.

Allos reserves the right to monitor and inspect, at any time and without notice, all electronic communications and information on computers provided to you by Allos or computers on the premises used in Allos’ business.  It is your obligation to understand and comply with the Company’s Acceptable Use of Information Technology, Access Control and Remote Access Policies.  Failure to comply with these policies may subject you to disciplinary action, up to and including termination of employment.  If you have questions about these policies, please contact the IT Department.

Policies and Procedures: Acceptable Use of Information Technology Policy; Access Control Policy; Electronic Information Policy; Remote Access Policy

Protecting Intellectual Property

Allos’ intellectual property (such as ideas, inventions, discoveries, trade secrets, copyrighted material, patented material and trademarks) is a valuable corporate asset.  Allos generally owns everything (including products, processes, information, data, plans, models, financial data, software, documentation, methodologies and other materials, and all related intellectual property) that is created or modified by Allos employees in connection with their jobs, produced using Allos resources, or related to Allos’ business or demonstrably anticipated research.  Upon commencing employment with Allos, each employee is required to enter into a Confidentiality and Inventions Assignment Agreement pursuant to which he or she agrees that Allos owns, and assigns to Allos, all of the items and intellectual property described in the preceding sentence.

To safeguard Allos’ intellectual property assets, employees will:

•                  protect Allos’ assets from unauthorized use, copying and disclosure;

•                  affix appropriate trademark, service mark, and copyright symbols and confidentiality legends to Allos assets;

•                  assist Allos, both during and after employment with Allos, to obtain patent and other intellectual property protection for Allos assets;

•                  promptly disclose to management and the Legal Department any intellectual property employees develop that Allos owns (as described above); and

•                  assist Allos to identify situations where a third party is making unauthorized use of an Allos asset or intellectual property.

Employees also will respect the intellectual property rights of third parties, as further described elsewhere in The Code and in corporate policies.

Policies and Procedures: Employee Confidentiality and Inventions Assignment Agreement

Protecting Proprietary Information

Information employees develop or to which employees gain access in connection with employment at Allos is an important corporate asset that must be used only for Allos business purposes.  Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by Allos or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to Allos or its customers if disclosed.  Intellectual property, including but not limited to, trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, clinical and preclinical data, records, databases, salary and benefits data, employee medical information, customer, employee and supplier lists and any unpublished financial or pricing information, must also be protected.

In addition, employees frequently receive information that is proprietary to our business affiliates under confidentiality agreements and other agreements.  This information must also be protected from disclosure and may not be used except for its intended purpose.

Unauthorized use or distribution of proprietary information is a violation of Allos policy, as well as the Confidentiality and Inventions Assignment Agreement you have entered into with the Company.  Such use or distribution could result in negative consequences for both Allos and the individuals involved, including potential legal and disciplinary actions.

Our obligation to protect the proprietary and confidential information of Allos and its affiliates continues even after our relationship with the Company terminates, and all employees must return all proprietary information in our possession upon leaving the Company.

Similarly, employees may not use proprietary information that employees are in possession of as a result of any other relationship that employees may have with another organization in connection with carrying out our responsibilities to the Company.

Policies and Procedures: Employee Confidentiality and Inventions Assignment Agreement

Our Vendors, Consultants and Other Business Partners

Allos values the quality of relationships with its suppliers and vendors and also recognizes that it is in the Company’s best interest to ensure that all purchases of goods and services are based solely on quality, service, price and suitability.  Employees who have responsibility for engaging suppliers or vendors should approach these duties with diligence.

Fair Dealing & Competition

When conducting Allos business, employees will deal fairly with all third parties, including vendors, financial institutions, competitors, and all others with whom employees interact for an Allos business-related purpose.  When transacting business, employees will not misrepresent material facts, manipulate or conceal non-confidential business information necessary to understand a proposed business transaction, disclose or threaten to disclose confidential business information, or otherwise engage in any other type of unfair dealing or practice.

Fair competition laws, including the U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own.  Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers.  Employees may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories or boycotting suppliers or customers.  U.S. and foreign antitrust laws also apply to imports and exports.

Examples of unlawful agreements with competitors include:

•                  agreeing upon sales or list price;

•                  exchanging bids with competitors;

•                  allocating territories, customers or markets;

•                  determining a price range;

•                  setting up a rotation method of bids among competitors;

•                  limiting output or restricting delivery schedules; and

•                  determining discounts, rebates or credit terms.

Failure to comply with these laws can lead to criminal prosecution and fines for companies as well as individuals and jail terms for individuals.  An individual responsible for areas of the business where these laws apply must be aware of them and their implications and, in particular, know how they apply in the country where he or she operates.  These laws are complex, and those outside the United States may be more stringent than U.S. laws.  Employees are expected to ask for advice from the Legal Department before acting.

Marketing/Promotional Integrity

The Company is committed to fair competition.  This means, among other things, abiding by all laws that apply to the Company’s marketing activities.  Under these laws, it is illegal to use unfair methods of competition or unfair or deceptive acts or practices in commerce.  This prohibition includes, but is not limited to:

•                  false or misleading advertising or any other form of misrepresentation made in connection with sales;

•                  the use of lotteries in the sale of products;

•                  bribery of competitors’ or customers’ employees; and

•                  unfair comments about competitors’ products.

Bribery/Corruption

The Company is committed to the highest business conduct standards wherever it operates.  The Company observes these standards worldwide, even at the risk of losing business.  While no one can anticipate all the situations that may present challenges to Company employees doing business in the worldwide marketplace, the following guidelines always apply:

•                  Observe all laws and regulations, both U.S. and non-U.S., that apply to our business abroad.

•                  Paying bribes to government officials is absolutely prohibited, even if those bribes are commonly practiced by other companies, except for facilitating payments (see the Foreign Corrupt Practices Act section above for more information).  Allos employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•                  Do not cooperate with illegal boycotts.

•                  Observe all licensing requirements and the requirements of applicable import and export control laws.

•                  Do not enter into an agreement with an agent or consultant that relates to the Company’s business outside the United States unless all appropriate approvals have been obtained.

The laws governing the Company’s business in foreign countries are extensive and complex, and may be different from those in the United States.  No new services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Documentation of Expenditures

Employees may make expenditures on behalf of Allos only if authorized to do so.  Goods and services will be procured in compliance with the Company’s purchasing policies and procedures, and employees will complete required documentation accurately and timely.

Policies and Procedures: Employee Confidentiality and Inventions Assignment Agreement

Vendor Selection

When purchasing materials or services, including the services of consultants, each employee will strive to ensure that Allos receives the best available services or materials based on competitive terms and prices.

Third-Party Information

In the normal course of business, employees may acquire confidential information about other companies, including current or potential suppliers and vendors.  It is each employee’s duty to safeguard such confidential information in accordance with applicable law, contractual obligations and Allos policies.  As an example of this principle, an employee may not disclose to Allos or use any information that (i) was learned while working for a former employer and (ii) such employee is obligated to keep confidential, whether by the terms of such employee’s agreement with his or her former employer or otherwise.

Allos’ Role in the Community

Contacts with the Media and Investment Community

The news media and the financial community are important links to our internal and external audiences, including existing and potential customers such as partners and collaborators, patients, healthcare professionals, investors, analysts, government officials, and shareholders.

What is said or written about Allos can impact the Company’s reputation and value.  The Company places great importance on maintaining effective, professional relationships with the news media and the investment community.  Information provided to the media and investors must be disclosed in a timely, accurate and consistent manner, without selective or limited disclosure.

It is very important that responses to any inquiries from the press, the financial community or other groups be directed to the Investor Relations Department.  Only those employees designated as Allos spokespeople may speak for Allos.  If you have questions in this area, please contact the Investor Relations Department.  Similarly, those official statements made to the SEC, and other external stakeholders are not appropriate for dissemination to healthcare professionals unless explicitly approved for such.

Personal Public Statements and Publications

The conduct of Allos, like that of other public corporations, is subject to close scrutiny from many sources.  For this reason, it is particularly important that any public statement or act attributable to Allos be carefully planned and that personal views are kept separate from corporate views.

Each employee must take steps to ensure that private actions are not construed as Allos’ actions.  For example, if an employee expresses a personal opinion to an audience who may know of the affiliation with Allos, it must be clearly stated that any and all comments represent that individual’s opinion and not those of Allos (and those opinions may not be imputed to Allos).

Proposed articles or other publications authored by Allos personnel that deal with the business of the corporation, or draw upon the industry or technical knowledge or expertise of the author in his or her capacity as an Allos employee, must be forwarded to the Corporate Communications Department for approval.

Personal Community Activities

When volunteering our personal time to charitable, religious, professional, social, fraternal, recreational, public service or civic organizations, employees must be sensitive to the need to distinguish the role as a private citizen from the role as an Allos employee.  Allos endorses volunteerism, but does not necessarily approve or disapprove of the activities of any particular organization.  Allos respects the right of its employees to choose any such affiliation(s).  However, solicitation of employees to make donations or buy products sold by these organizations may place fellow employees in an awkward or compromising position and such activities should be conducted in a manner that is consistent with corporate policies.

Personal Political Activities

Individual participation in the political process is an essential part of our society and employees may fully engage in the political process consistent with our personal views, convictions and interests regardless of

Allos’ business interests.  However, employees must distinguish personal views from those of Allos when engaging in personal political activity.  Because use of Allos’ supplies or property may be interpreted to be an indirect form of the Company’s political activity, employees may not use Allos supplies or property for personal political activity.  To help ensure that conflicts are avoided, employees must notify the Compliance Officer of any political office or government-related position, whether paid or unpaid, to which the employee has been elected or appointed.

Federal and state laws generally prohibit a corporation from making contributions to candidates and political parties.  Accordingly, any proposed donation or expenditure of corporate funds that possibly relates to a political event, election, voter registration or mobilization initiative, or that is requested by a candidate or elected representative, or that would be disbursed to a political entity or organization (including organizations affiliated or associated with a candidate or representative), must be approved by the Legal Department.

Environmental

The Company must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business.  Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations.  Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

It is the policy of the Company to conduct its operations in a responsible manner that protects the health, environment and safety of its employees and the public.  The Company will (i) recognize and respond to community concerns about products and operations, (ii) participate with regulatory authorities and others to assure compliance with applicable laws, regulations and standards that safeguard the community, workplace and environment, and (iii) actively investigate and initiate programs designed to prevent or minimize the generation and subsequent disposal of all waste materials.  Company personnel are required to maintain knowledge of the environmental rules and regulations that apply to their operations.

Employee Penalties for Violations

The Company provides performance management, feedback and coaching to help employees link their work efforts to the priorities and business goals of the Company and to demonstrate successful performance.  Discipline is an additional tool the Company uses to correct behavioral or performance issues.  Examples of employee behaviors or activities that could result in disciplinary action include, among others:

•                  authorizing or participating in an activity that results in a violation of law, The Code, Company policies or procedures, or an official order or consent decree;

•                  failing to report a violation or suspected violation (except where reporting is prohibited by law);

•                  refusing to cooperate with the investigation of a suspected violation;

•                  retaliating against an individual who reported a suspected violation;

•                  failing to complete required training;

•                  performing in a manner that doesn’t meet job expectations; and

•                  in the case of a supervisor, failing to detect a violation if this resulted from inadequate supervision.

Circumstances vary in each case involving the potential for disciplinary action by the Company. Therefore, each situation is handled individually.  The nature and level of any disciplinary action taken will depend on the:

•                  nature and severity of the problem;

•                  expectations of the position; and

•                  circumstances involved.

If disciplinary action is warranted, subject to local law, it may include oral or written warnings, remedial compliance training, suspension or termination of employment, or other sanctions, as appropriate.

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Certification

Allos asks all directors, officers and employees to certify their intent to comply with The Code. If you agree with the following statement, please sign in the appropriate area.

After reviewing the Code of Business Conduct and Ethics, I certify that all business dealings with which I have been involved on behalf of the Company and/or about which I have knowledge have been conducted in compliance with the Code of Business Conduct and Ethics.  I further acknowledge that (i) I have read the Code of Business Conduct & Ethics, (ii) I fully understand the Code of Business Conduct and Ethics, (iii) I will comply with the Code of Business Conduct and Ethics at all times going forward.

Signature

Print name

If you cannot certify compliance, please explain:

This Code of Business Conduct and Ethics (“The Code”) has been approved by the Allos Board of Directors and has an effective date of June 22, 2009.   All directors, officers and employees are required to read The Code and certify that you have read and understand it and agree to follow the requirements it outlines. You must also complete The Code training by the due date.

The Code does not alter the at-will employment relationship between Allos and its employees.  Nothing contained in The Code shall be construed as constituting a contract or as creating any contractual obligations on the part of Allos or any employee; nor does anything in The Code expand or increase your legal rights or the Company’s obligations.

A waiver of any standard or requirement of The Code for any director or executive officer may be granted only by the Board of Directors or, to the extent permitted by Nasdaq rules, a committee of the Board of Directors and will be disclosed to the Company’s shareholders as required by applicable law.  A waiver of any standard or requirement of The Code for other employees may be granted only by the Chief Executive Officer of the Company.  All directors, officers and employees should be aware that waivers under The Code are disfavored and in no event will a waiver be granted in the absence of good cause based on exceptional circumstances.

Over time, it may be necessary to amend The Code.  Any amendments will be made in accordance with law, and current versions of The Code can be found on Allos’ internal and external websites.

Matters relating to the interpretation of The Code and your agreement to The Code, or to the interpretation of any corporate policy or procedure, will be governed by the laws of the State of Colorado, without regard to its conflict of law provisions that could cause the law of another jurisdiction to apply.

The Code is the property of Allos and all rights are reserved.